Exhibit 4.20

EXECUTION VERSION

DATED AUGUST 12 2016

SABMILLER PLC

(as Issuer)

- and -

MILLERCOORS LLC

(as US Guarantor)

-and-

SABMILLER HOLDINGS INC.

(as Successor US Guarantor)

- and -

THE BANK OF NEW YORK MELLON

(as Fiscal Agent)

SEVENTH SUPPLEMENTAL 2033 FISCAL

AND PAYING AGENCY AGREEMENT

US$300,000,000, 6.625% Guaranteed Notes due 15 August 2033

This Seventh Supplemental 2033 Fiscal and Paying Agency Agreement (as the same may be amended, restated, modified or supplemented from time to time, the “Supplemental Agreement”), is made on August 12, 2016 among SABMiller plc, a public limited company duly organized and existing under the laws of England and Wales (the “Issuer” or “SABMiller”); MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (the “US Guarantor” or “MillerCoors”); SABMiller Holdings Inc., a company duly incorporated and existing under the laws of the state of Delaware (the “Successor US Guarantor” or “Holdings”) and The Bank of New York Mellon, as fiscal and principal paying agent (the “Fiscal Agent”) and is supplemental to the 2033 Fiscal and Paying Agency Agreement dated as of August 13, 2003, as supplemented by the Supplemental 2033 Fiscal and Paying Agency Agreement as of May 26, 2004, the Second Supplemental 2033 Fiscal and Paying Agency Agreement as of March 28, 2008, the Third Supplemental 2033 Fiscal and Paying Agency Agreement as of June 30, 2008, the Fourth Supplemental 2033 Fiscal and Paying Agency Agreement as of July 1, 2008, the Fifth Supplemental 2033 Fiscal and Paying Agency Agreement as of September 10, 2010, and the Sixth Supplemental 2033 Fiscal and Paying Agency Agreement as of August 4, 2016 (as supplemented, the “2033 Fiscal and Paying Agency Agreement”).

WITNESSETH:

WHEREAS, the Issuer has issued US$300,000,000 principal amount of its 6.625% guaranteed notes due August 15, 2033 (the “2033 Notes”), on the terms set out in the 2033 Fiscal and Paying Agency Agreement, guaranteed as to Additional Amounts owing by the Issuer with respect to the 2033 Notes pursuant to an amended guarantee by MillerCoors executed September 10, 2010 (the “Amended US Guarantee”) and pursuant to an amended guarantee by Holdings executed August 4, 2016 (the “Additional Amended US Guarantee”);

WHEREAS, Section 11(b) of the 2033 Fiscal and Paying Agency Agreement and Section 8(a) of the Conditions provides that modifications of and amendments to the 2033 Fiscal and Paying Agency Agreement or to the Conditions may be made, and future compliance therewith or past default by the Issuer or the US Guarantor may be waived with the consent of the registered holders (the “Holders”) of a majority of the aggregate principal amount of the outstanding 2033 Notes and, furthermore, Section 5(b) of the Conditions permits Holders of a majority of the aggregate principal amount of the outstanding 2033 Notes to waive defaults by written notice to the Issuer, the US Guarantor and the Fiscal Agent;

WHEREAS, the Issuer has obtained the consent (the “Consent”) of Holders constituting a majority of the aggregate principal amount of the 2033 Notes outstanding through a consent solicitation (the “Solicitation”), whereby such Holders approved the proposed amendments, release and waivers to the Amended US Guarantee, the Additional Amended US Guarantee, the terms and conditions of the 2033 Notes and the 2033 Fiscal and Paying Agency Agreement (together, the “Note Documents”), including the redesignation of the title of “US Guarantor” to Holdings, all on the terms set forth in and as more fully described in the Solicitation documents (such amendments, release, waivers and redesignation collectively referred to as the “Amendments”);

WHEREAS, the Consent is sufficient to waive any otherwise applicable requirement of the 2033 Fiscal and Paying Agency Agreement regarding the holding of a meeting of the Holders in connection with the Amendments and to give effect to the Amendments;

WHEREAS, the Issuer has delivered evidence of the Consent to the Fiscal Agent, and all conditions necessary to authorize the execution and delivery of this Supplemental Agreement by the parties hereto and to make this Supplemental Agreement valid and binding on the Issuer, the US Guarantor and Holdings have been complied with or performed or validly waived, including, without limitation, the Issuer’s payment of the applicable consent payment to the Holders in accordance with the Solicitation documents;

WHEREAS, pursuant to Section 11 of the 2033 Fiscal and Paying Agency Agreement, the Fiscal Agent is authorized to execute and deliver this Supplemental Agreement;

WHEREAS, the Amendments to the Note Documents will be conclusive and binding on all Holders of the 2033 Notes whether or not they have consented to such action;

WHEREAS, the Issuer, the US Guarantor and Holdings wish to enter into this Supplemental Agreement to supplement the Note Documents to reflect the approved Amendments upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.	DEFINED TERMS

Terms defined in the 2033 Fiscal and Paying Agency Agreement and not otherwise defined herein shall have the same meaning where used in this Supplemental Agreement.

2.	AMENDMENTS

At and from the date hereof, the following will be deemed added to the terms and conditions of the 2033 Notes as a new paragraph 6(f):

“(f) The Issuer shall take commercially reasonable efforts to register the Notes for resale under the Securities Act within six months of the date on which the proposed series of transactions by which the Issuer would combine with Anheuser-Busch InBev SA/NV are consummated (as determined in the sole discretion of the Issuer). No Agent shall have any obligation to monitor or confirm whether or not the Issuer has complied with the foregoing obligation. The Issuer will notify the holders of the Notes and the Fiscal Agent in the event the Notes are registered for resale under the Securities Act.”

3.	REDESIGNATION OF US GUARANTOR; RELEASE OF MILLERCOORS

At and from the date hereof, Holdings shall be designated the “US Guarantor” under the Note Documents and shall assume all the obligations of the US Guarantor under the 2033 Fiscal and Paying Agency Agreement (as supplemented hereby) and the 2033 Notes, and the due and punctual performance and observance of every covenant and condition to be performed or observed by the US Guarantor therein; and MillerCoors shall, at and from the date hereof, no longer be the “US Guarantor” (as such term is used in the Note Documents) and shall be relieved of all of its obligations and covenants under the Note Documents, including, without limitation, with respect to guaranteed obligations outstanding as of the date hereof (and, for the avoidance of doubt, the Amended US Guarantee shall terminate and be of no further force and effect).

4.	RELEASE OF LIABILITY FOR PROCEDURAL REQUIREMENTS RELATING TO SOLICITATION PROCESS

At and from the execution of this Supplemental Agreement, the Issuer, MillerCoors and Holdings are deemed released by the Holders of the 2033 Notes from any liability, breach, default or event of default arising under the Note Documents in relation to effecting the Amendments through the Solicitation procedure, including but not limited to waiver of any applicable procedural requirements to provide notice in a certain form or at a certain time or to convene a noteholder’s meeting in connection with effecting the Amendments.

5.	OFFICERS CERTIFICATE; OPINION OF COUNSEL

The Issuer shall on the date hereof execute and deliver to the Fiscal Agent:

(a)	a certificate of an Authorized Officer in the form set out as Exhibit A to this Supplemental Agreement; and

(b)	an opinion of counsel in the form set out as Exhibit B to this Supplemental Agreement.

6.	REPRESENTATIONS

SABMiller represents, warrants and covenants to the Fiscal Agent that immediately after giving effect to the Supplemental Agreement, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

7.	EFFECT OF THIS SUPPLEMENTAL AGREEMENT

This Supplemental Agreement supplements the terms of the 2033 Fiscal and Paying Agency Agreement and unless otherwise specified in this Supplemental Agreement, the 2033 Fiscal and Paying Agency Agreement shall continue in full force and effect.

8.	NOTICES

All notices or communications hereunder, except as herein otherwise specifically provided, shall be in English and in writing:

If sent to the Issuer, delivered or sent via facsimile and confirmed at:

SABMiller plc

Church Street West

Woking, Surrey GU21 6HS

England

Fax: +44 1483 264251

Attention: Treasury

If sent to MillerCoors, delivered or sent via facsimile and confirmed at:

MillerCoors LLC

250 South Wacker Drive

Chicago, IL 60606

United States

Fax: +1 312-496-5883

Attention: Chief Legal Officer

If sent to Holdings, delivered or sent via facsimile and confirmed at:

SABMiller Holdings Inc.

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

USA

Tel: +1 414 931 4599

Fax: +414 931 6867

Email: rogers.steve@mbco.com

Attention: Steve Rogers/Company Secretary

If sent to the Fiscal Agent, delivered or sent via facsimile and confirmed at:

The Bank of New York Mellon

101 Barclay Street, Floor 7 East

New York, NY 10286

U.S.A.

Fax: +1-212-815-2830

Attention: Global Finance Americas

9.	GOVERNING LAW

(a)	This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)	The Issuer confirms Section 15(b) of the 2033 Fiscal and Paying Agency Agreement remains applicable as fully and with like effect as if set forth herein in full. Holdings confirms Section 6(b) of the Sixth Supplemental 2033 Fiscal and Paying Agency Agreement remains applicable as fully and with like effect as if set forth herein in full.

10.	COUNTERPARTS

This Supplemental Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same instrument.

11.	SEPARABILITY

In case any provision in this Supplemental Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

12.	EFFECT OF HEADINGS, EXHIBITS AND SCHEDULES

The Section headings are for convenience only and shall not affect the construction of this Supplemental Agreement. All Exhibits to this Supplemental Agreement form integral parts hereof. References herein to Sections, subsections or Exhibits without further identification of the document to which the reference is made are references to provisions and parts of this Supplemental Agreement. The words “herein”, “hereof” and “hereunder” are used in this Supplemental Agreement to refer to this Supplemental Agreement as a whole and not to any individual part of this Supplemental Agreement, unless otherwise expressly provided herein.

13.	SUCCESSORS AND ASSIGNS

All covenants and agreements in this Supplemental Agreement by a party shall bind its successors and assigns, if any, whether so expressed or not.

14.	BENEFITS OF AGREEMENT

Nothing in this Supplemental Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the registered Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Agreement.

15.	FISCAL AGENT

The recitals in this Supplemental Agreement are made by the Issuer, the US Guarantor and Holdings only and not by the Fiscal Agent, and all of the provisions contained in the 2033 Fiscal and Paying Agency Agreement in respect of the rights, privileges, immunities, powers and duties of the Fiscal Agent shall be applicable in respect of this Supplemental Agreement as fully and with like effect as if set forth herein in full. The Fiscal Agent makes no representation or warranty as to the correctness of the recitals contained herein or as to the validity or adequacy of the Consent, this Supplemental Agreement, the 2033 Notes or the Additional Amended US Guarantee, and it shall not be responsible for any statement of the Issuer, the US Guarantor or Holdings in this Supplemental Agreement, or any Solicitation documents.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Agreement as of the date first above written.

SABMiller plc, as Issuer

By:	/s/ John Davidson		/s/ Tim Boucher

	Name:	John Davidson	Tim Boucher

	Title:	General Counsel and Corporate Affairs Director SABMiller plc	Director:	Reporting and Financial Control

MillerCoors LLC, as US Guarantor

By:	/s/ Katherine Grebe

	Name:	Katherine Grebe

	Title:	Chief Legal Officer

SABMiller Holdings Inc., as Successor US Guarantor

By:	/s/ Stephen Rogers

	Name:	Stephen Rogers

	Title:	President and Secretary

The Bank of New York Mellon, as Fiscal Agent

By:	/s/ James Briggs

	Name:	James Briggs

	Title:	Vice President

[Signature page for the Seventh Supplemental Fiscal and Paying Agency Agreement]

EXHIBIT A

OFFICER’S CERTIFICATE

SABMILLER PLC

Authorized Officer’s Certificate

RE:	SABMiller plc US$300,000,000 6.625% Guaranteed Notes due August 15, 2033 (the “2033 Notes”)

Reference is hereby made to the 2033 Fiscal and Paying Agency Agreement dated as of August 13, 2003 (the “2033 Fiscal and Paying Agency Agreement”) among SABMiller, a public limited company duly organized and existing under the laws of England and Wales (“SABMiller”), Miller Brewing Company, a corporation duly incorporated and existing under the laws of the state of Wisconsin (“Miller”), SABMiller Finance B.V., a limited company incorporated under the laws of The Netherlands (the “Finance Guarantor”), The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as fiscal agent, principal paying agent, transfer agent and registrar (the “Fiscal Agent”) and The Bank of New York Mellon, London Branch (as successor to JPMorgan Chase Bank, London), as London paying agent and transfer agent as supplemented by: (i) the first Supplemental 2033 Fiscal and Paying Agency Agreement dated May 26, 2004 by and among SABMiller, the Finance Guarantor, Miller, MBC1, LLC a limited liability company organized under the laws of the State of Wisconsin (“MBC1”), MBC2, LLC, a limited liability company organized under the laws of the State of Wisconsin (“MBC2”), Miller Products Company, LLC (formerly Miller Products Company), a limited liability company organized under the laws of the State of Wisconsin (“MPC”), Miller Breweries West, L.P., a Wisconsin limited partnership (“MBW”), and Miller Breweries East, LLC (formerly Miller Breweries East, Inc.), a limited liability company organized under the laws of the State of Wisconsin (“MBE” and together Miller, MBC1, MBC2, MPC, MBW and MBE being collectively called the “US Guarantors”) and the Fiscal Agent (the “First Supplement”), (ii) the second Supplemental 2033 Fiscal and Paying Agency Agreement dated March 28, 2008 by and among SABMiller, the Finance Guarantor, the US Guarantors and the Fiscal Agent (the “Second Supplement”), (iii) the third Supplemental 2033 Fiscal and Paying Agency Agreement dated June 30, 2008 by and among SABMiller, the US Guarantors and the Fiscal Agent (the “Third Supplement”), (iv) the fourth Supplemental 2033 Fiscal and Paying Agency Agreement dated July 1, 2008 by and among SABMiller, Miller, MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (“MillerCoors”) and the Fiscal Agent (the “Fourth Supplement”), (v) the fifth Supplemental 2033 Fiscal Paying Agency Agreement dated September 10, 2010 by and among SABMiller, MillerCoors and the Fiscal Agent (the “Fifth Supplement”) and (vi) the sixth Supplemental 2033 Fiscal Paying Agency Agreement dated August 4, 2016 by and among SABMiller, SABMiller Holdings Inc., a corporation duly incorporated and existing under the laws of the state of Delaware (“Holdings”) and the Fiscal Agent (the “Sixth Supplement,” and together with the First Supplement, the Second Supplement, the Third Supplement, the Fourth Supplement and the Fifth Supplement, the “Supplements”).

SABMiller, MillerCoors and Holdings have, through a consent solicitation (the “Solicitation”), obtained the consent of the majority of the registered holders (the “Holders”) of the 2033 Notes, to make certain amendments, releases and waivers to the 2033 Fiscal and Paying Agency Agreement (as amended by the Supplements), the terms and conditions of the

2033 Notes, the Amended US Guarantee and the Additional Amended US Guarantee, including the redesignation of the title of “US Guarantor” to Holdings, all on the terms and as more fully described in the Solicitation documents (such amendments, release, waivers and redesignation collectively referred to as the “Amendments”), which Amendments will be given effect upon execution of the seventh Supplemental 2033 Fiscal and Paying Agency Agreement dated as of the date hereof (the “Seventh Supplement”) by and among SABMiller, MillerCoors, Holdings and the Fiscal Agent.

In connection with the 2033 Notes and the execution of the Seventh Supplement pursuant to the Conditions of the 2033 Notes, the undersigned, an Authorized Officer of SABMiller hereby certifies that the Seventh Supplement and the Amendments comply with the Conditions of the 2033 Notes, the 2033 Fiscal and Paying Agency Agreement (as amended by the Supplements) and the execution of the Seventh Supplement is authorized by the Conditions of the 2033 Notes and the 2033 Fiscal and Paying Agency Agreement (as amended by the Supplements).

Attached hereto as Exhibit A is a report of Global Bondholder Services Corporation, in its capacity as Information and Tabulation Agent in connection with the Solicitation, confirming that the Holders of US$297,845,000 in aggregate principal amount of the 2033 Notes (representing approximately 99.28% of the outstanding 2033 Notes) have validly delivered and not revoked consents to the Amendments set forth in the Seventh Supplement.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the 2033 Fiscal and Paying Agency Agreement as supplemented by the Supplements.

IN WITNESS WHEREOF, I have signed my name unto this certificate as an Authorized Officer of SABMiller.

Dated: 12 August 2016

SABMiller plc

By:	/s/ John Davidson

	Name:	John Davidson

	Title:	General Counsel and
Corporate Affairs Director
SABMiller plc

[Signature page for the Authorized Officer’s Certificate]

EXHIBIT A

[Attached Certificate of Information and Tabulation Agent]

[Exhibit A]

August 11, 2016

The undersigned in its capacity as Information and Tabulation Agent hereby certifies, in connection with the Consent Solicitation relating to SABMiller plc, that holders of the Notes listed below have delivered properly executed Consents to Global Bondholder Services Corp. (as Tabulation Agent) as of 5:00 p.m. (New York City time) on August 11, 2016 and hereby further certifies that such consents were not validly withdrawn prior to such time.

Securities	Cusip Number	Amount Outstanding	Consenting	% Consenting

6.625% Guaranteed Notes due August 15, 2033	78572MAA3	$300,000,000	297,839,000	99.28%
	G77395AA2		6,000

Total		300,000,000	297,845,000	99.28%

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 11th day of August, 2016.

Global Bondholder Services Corp.
As Tabulation Agent

By:	/s/ Harvey Eng
Harvey Eng
Managing Director

65 Broadway - Suite 404 • New York, NY 10006 • USA • Tel: 212.430.3774 • Fax: 212.430.3775

EXHIBIT B

OPINION OF COUNSEL

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 12, 2016

The Bank of New York Mellon

101 Barclay Street, 7E

New York, NY 10286

Re:	SABMILLER PLC US $300,000,000 6.625% GUARANTEED NOTES DUE AUGUST 15, 2033 (SEVENTH SUPPLEMENT)

Ladies and Gentlemen:

This firm has acted as special U.S. counsel to SABMiller plc, an English public limited company (the “Company”), in connection with the Seventh Supplemental 2033 Fiscal and Paying Agency Agreement dated as of August 12, 2016 (the “Seventh Supplement”) by and among the Company, MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (the “US Guarantor”), SABMiller Holdings Inc. (the “Successor US Guarantor”), and The Bank of New York Mellon in its capacity as the fiscal agent (the “Fiscal Agent”) under that certain 2033 Fiscal and Paying Agency Agreement dated as of August 13, 2003 (as heretofore amended and supplemented, the “Fiscal and Paying Agency Agreement”) and the Company’s 6.625% Guaranteed Notes due August 15, 2033 (the “2033 Notes”) issued thereunder. This opinion letter is furnished to you pursuant to the requirements set forth in Section 5(b) of the Seventh Supplement. Capitalized terms used herein that are defined in the Fiscal and Paying Agency Agreement have the meanings set forth in the Fiscal and Paying Agency Agreement, unless otherwise defined herein (including in Schedule 1 attached hereto).

For purposes of the opinion, which is set forth in paragraph (a) below (the “Opinion”), and any other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the Opinion.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinion and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinion is given, and other statements are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante  Amsterdam  Baltimore  Beijing  Brussels  Caracas  Colorado Springs  Denver   Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City   Miami  Milan  Monterrey  Moscow  Munich  New York  Northern Virginia  Paris  Perth  Philadelphia  Rio de Janeiro  Rome  San Francisco  São Paulo  Shanghai   Silicon Valley  Singapore  Sydney  Tokyo  Ulaanbaatar  Warsaw  Washington DC Associated offices: Budapest  Jakarta  Jeddah  Riyadh  Zagreb. For more information see www.hoganlovells.com

The Bank of New York Mellon	- 2 -	August 12, 2016

We have also relied upon and assumed the correctness of a certificate dated as of August 12, 2016 of Global Bondholder Services Corporation as Tabulation Agent and Information Agent delivered to the Company to the effect that it has received the duly executed consents of the holders of at least 50.1% of the aggregate outstanding principal amount of the 2033 Notes (the “Tabulation Certificate”).

For purposes of this opinion letter, we have assumed that (i) each of the Company, the US Guarantor and the Successor US Guarantor has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Seventh Supplement and (ii) the Fiscal Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Seventh Supplement.

This opinion letter is based as to matters of law solely on applicable provisions of internal New York law, as currently in effect and subject to the exclusions and limitations set forth in this opinion letter.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that: Upon your receipt of the Officer’s Certificate and this opinion letter, all conditions precedent (if any) and other requirements provided for in the Fiscal and Paying Agency Agreement relating to the execution and delivery of the Seventh Supplement shall have been complied with and the Seventh Supplement complies with the Fiscal and Paying Agency Agreement.

We express no opinion in this letter as to any other statutes, rules and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other statutes, rules and regulations may have on the opinion expressed herein). We express no opinion in this letter as to federal or state securities statutes, rules or regulations, antitrust, unfair competition, banking, or tax statutes, rules or regulations, or statutes, rules or regulations of any political subdivision below the state level.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the Seventh Supplement, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP

Schedule 1

1.	Form of Seventh Supplement.

2.	Fiscal and Paying Agency Agreement, as supplemented by the agreements referred to in forepart of the Seventh Supplement.

3.	Executed 2033 Additional Amended US Guarantee.

4.	Form of certificate to be delivered pursuant to Section 5(a) of the Seventh Supplement (the “Officer’s Certificate”).

5.	Tabulation Certificate.

1